Exhibit 5.1

May 5, 2023

Cognex Corporation

One Vision Drive

Natick, MA 01760

Re:	Post-Effective Amendments to Registration Statements on Form S-8 (Nos. 333-150315 and 333-206081)

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-150315) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-206081) (together, the “Post-Effective Amendments”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the shares of Common Stock, $0.002 par value per share (“Common Stock”), of Cognex Corporation, a Massachusetts corporation (the “Company”), subject to outstanding stock awards granted under the Company’s 2007 Stock Option and Incentive Plan, as Amended and Restated, that may become available for future awards under the Company’s 2023 Stock Option and Incentive Plan (the “Plan”) if such outstanding stock awards are forfeited, cancelled or otherwise terminated (other than by exercise) as provided for in the Plan (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to Massachusetts law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Cognex Corporation

May 5, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Post-Effective Amendments. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP